Contact: Suzy Hollinger 808.525.8422 shollinger@abinc.com

ALEXANDER & BALDWIN REPORTS THIRD QUARTER 2014 RESULTS

•	Real Estate earnings up 49% for the quarter

◦	Development & Sales operating profit more than doubles

◦	Leasing Net Operating Income (NOI) up 9%[1]

•	Second Kauai Solar Farm investment completed

Honolulu (November 5, 2014) -- Alexander & Baldwin, Inc. (NYSE:ALEX) ("A&B" or "Company") today announced net income for the third quarter of 2014 of $10.2 million, or $0.21 per diluted share, compared to adjusted net income for the third quarter of 2013 of $5.6 million, or $0.13 per diluted share, which excludes professional services and other fees to acquire Grace Pacific. Net income for the third quarter of 2013 was $4.4 million, or $0.10 per diluted share. Revenue for the third quarter of 2014 was $153.4 million compared to revenue of $64.8 million for the third quarter of last year.
Earnings for the third quarter of 2014 were significantly higher than last year, and were driven by strong results from the Company's Real Estate segments, arising from increased development sales and continued solid performance from the Company's Leasing portfolio. The addition of earnings from Grace Pacific also contributed to the increase in third quarter 2014 results compared to last year. This strength more than offset a $7.3 million operating loss in the Agribusiness segment that was anticipated, and caused by lower sugar prices and lower forecasted production.
"We're pleased with the development sales that closed in the quarter, and encouraged by the increased level of sales interest at our projects across the state," said Stanley M. Kuriyama, A&B chairman and chief executive officer. "For example, at The Collection condominium project on Oahu, we've sold 81% of the 450 units release for sale to date--79% under binding contract. We recently purchased the fee interest in the site from Kamehameha Schools and broke ground on October 15."
"Also on Oahu, we closed a Kahala Avenue home in September, and we have three units in escrow under binding contracts, including two lots that comprise a 1.5-acre street-to-beach parcel and a separate non-oceanfront home."

"On Kauai, strong year-to-date sales at Kukui'ula have nearly depleted our built inventory, leaving us with only a few built homes for sale. As a result, we are in the midst of another round of home building activity at the project. Sixteen homes are currently under construction, and we are in active planning and design on another 54 units, including the next phase of the popular Villas units, which we expect to bring to market soon."
"On Maui, the County's purchase of a 4.1-acre site at our Maui Business Park project for $7.1 million is scheduled to close this week, and includes the donation to the County of park land adjacent to Baldwin Beach Park. The development of Maui's first Target store on a 24-acre parcel at Maui Business Park that we sold last year is generating strong interest among prospective buyers, and we are progressing on contracts for several sites within the project," Kuriyama said.
"Another recent highlight is our investment in a second solar farm on Kauai. The 12-megawatt facility, the largest solar facility in the state, was placed in service in September and is now delivering much-needed, low-cost renewable energy to Kauai residents."

Third Quarter Financial Results
Real Estate Leasing operating profit for the third quarter of 2014 was $12.1 million, 8.0% higher than the $11.2 million recorded in the third quarter of 2013. NOI for the quarter was $19.1 million, a 9.1%1 improvement over the third quarter of 2013. Both operating profit and NOI continue to benefit from the net expansion of the portfolio through Hawaii retail assets acquired in 2013 (primarily in September and December), and improved performance from Mainland office properties. Third quarter 2014 occupancy for both the Hawaii and Mainland portfolios was 94%, compared to 93% and 96%, respectively, for the third quarter of 2013.
Commercial portfolio NOI for the nine months ended September 30, 2014, was 15.2%1 higher than last year. Although the Company continues to project full-year 2014 NOI growth of between 12% and 14%, the rate of NOI growth will moderate in the fourth quarter to about half of the third quarter's growth rate due to the timing of 2013 acquisitions.
Third quarter 2014 operating profit for the Real Estate Development & Sales segment was $11.4 million, compared to a profit of $4.6 million in last year’s third quarter. Operating profit for the quarter reflects the sales of a 6.4-acre hotel-zoned parcel at the Wailea Resort for $10.6 million, a Kahala Avenue home, three non-core parcels on Maui, and nine joint venture resort residential units (six at Ka Milo on Hawaii Island, two at Kukui'ula on Kauai and one at Wailea on Maui). One of the Kukui’ula unit sales in the third quarter was a $6.1 million home designed by prominent local architect, Peter Vincent.

The Natural Materials & Construction segment, which includes Grace Pacific, reported adjusted operating profit of $7.1 million1 for the third quarter, which excludes a negative $1.2 million non-cash impact from purchase price allocation adjustments. Operating profit was $5.9 million (net of the purchase price allocation adjustment) and EBITDA was $9.0 million1 for the third quarter. After a strong second quarter, Grace's performance moderated in the third quarter primarily as a result of lower materials sales and lower paving volumes due to the slower-than-anticipated pace of jobs released by the City & County of Honolulu (City), and weather-related impacts that lowered the number of available paving days. The long-term outlook for Grace remains very positive, with a healthy consolidated backlog of $235.7 million at the end of the third quarter 2014, 8.1% higher than at the end of 2013. In addition, the City has not yet put out for bid about half of the $120 million 2013-14 fiscal paving budget and all of the $132 million 2014-15 fiscal year paving budget.
The Agribusiness segment posted an operating loss for the third quarter of 2014 of $7.3 million, compared to an operating profit of $2.2 million for the third quarter of 2013, principally due to lower prices for raw sugar sold and higher costs of sugar produced than last year due to lower expected full-year production levels caused by poor weather conditions. Because many factors can impact production levels, accurately predicting full-year results is difficult. However, due to continued inclement weather, it is likely that 2014 Agribusiness losses will be at the high end of the $6 million to $9 million range previously announced by the Company.
Third quarter 2014 interest expense was $7.2 million, compared to $4.2 million for the third quarter of 2013, due to an increase in debt primarily associated with over $1 billion of acquisitions in 2013. Corporate expenses were $3.9 million for the third quarter of 2014, compared to $3.4 million for the third quarter of 2013 (before $2.0 million of Grace Pacific pre-tax, acquisition-related costs in the third quarter of 2013), due principally to higher other income in the third quarter of 2013, partially offset by lower incentive compensation expense.
On July 3, 2014, the Company made a $23.8 million tax equity investment in a 12-megawatt solar farm on Kauai (KRS II) developed by Kauai Island Utility Cooperative. KRS II was placed into service on September 5, and is the largest solar facility in the state, displacing A&B's 6-megawatt Port Allen Solar Farm, previously the state's largest. Tax benefits associated with the investment are accompanied by non-cash reductions of the investment's carrying value. Tax benefits are reflected in the "Income tax expense (benefit)" line item in the attached condensed consolidated statements of income, and the carrying value reductions are recorded in the "Reduction in KRS II carrying value" line item of the same statement.

Year-to-Date Financial Results
Net income for the nine months ended September 30, 2014, was $52.8 million, or $1.07 per diluted share, compared to adjusted net income for the nine months ended September 30, 2013 of $17.2 million, or $0.39 per diluted share1, which exclude $2.8 million, or $0.06 per diluted share, of professional services and other costs related to the acquisition of Grace Pacific. Net income for the nine months ended September 30, 2013 (including these charges) was $14.4 million, or $0.33 per diluted share. Revenue for the nine months ended September 30, 2014 and 2013 were $395.1 million and $160.3 million, respectively. The increases in revenue and net income for the nine months ended September 30, 2014, compared to the nine months ended September 30, 2013, were due primarily to the addition of Grace Pacific and improved performance from the Company's Real Estate segments.

ANALYSIS OF FINANCIAL RESULTS
REAL ESTATE
Real Estate Leasing and Development & Sales revenue and operating profit are analyzed before subtracting amounts related to discontinued operations. This is consistent with how the Company evaluates performance and makes decisions regarding capital allocation, acquisitions and dispositions. Direct year-over-year comparison of Real Estate Development & Sales results may not provide a consistent, measurable indicator of future performance because results from period to period are significantly affected by the mix and timing of property sales. Operating results, by virtue of each project’s asset class, geography and timing, are inherently variable. Earnings from joint venture investments are not included in segment revenue, but are included in operating profit.
Real Estate Leasing - Third quarter of 2014 compared with 2013

	Quarter Ended September 30,
(dollars in millions)	2014	2013	Change
Revenue	$31.3	$27.5	13.8%
Operating profit	$12.1	$11.2	8.0%
Operating profit margin	38.7%	40.7%
NOI[1]
Hawaii	$14.9	$8.3	79.5%
Mainland	4.2	9.2	(54.3)%
Total	$19.1	$17.5	9.1%
Average occupancy rates:
Hawaii	94%	93%
Mainland	94%	96%
Total	94%	95%
Leasable space — at period end
Hawaii improved (million sq. ft.)	2.4	2.2
Mainland improved (million sq. ft.)	2.5	5.9
Total improved (million sq. ft.)	4.9	8.1
Total Hawaii urban ground leases (acres)	116.3	65.2
Real Estate Leasing revenue and operating profit for the third quarter of 2014 were 13.8% and 8.0% higher, respectively, than 2013, primarily due to the net expansion of the portfolio through acquisitions of Hawaii commercial properties in 2013, and improved performance from three Mainland office properties. Operating profit growth lags revenue growth due primarily to the effects of higher depreciation and amortization.

Real Estate Leasing - First nine months of 2014 compared with 2013

	Nine Months Ended September 30,
(dollars in millions)	2014	2013	Change
Revenue	$93.5	$80.0	16.9%
Operating profit	$35.9	$32.7	9.8%
Operating profit margin	38.4%	40.9%
NOI[1]
Hawaii	$45.0	$23.7	89.9%
Mainland	13.3	26.9	(50.6)%
Total	$58.3	$50.6	15.2%
Average occupancy rates:
Hawaii	93%	92%
Mainland	93%	95%
Total	93%	95%
Leasable space — at period end
Hawaii improved (million sq. ft.)	2.4	2.2
Mainland improved (million sq. ft.)	2.5	5.9
Total improved (million sq. ft.)	4.9	8.1
Total Hawaii urban ground leases (acres)	116.3	65.2
    Real Estate Leasing revenue and operating profit for the nine months ended September 30, 2014 were 16.9% and 9.8% higher, respectively, than 2013 primarily due to the net expansion of the portfolio through acquisitions of Hawaii commercial properties in 2013 and improved performance from several Mainland office properties, partially offset by higher depreciation and amortization.
Real Estate Development & Sales - Third quarter and first nine months of 2014 compared with 2013

	Quarter Ended September 30,
(dollars in millions)	2014	2013	Change
Improved property sales revenue	$—	$37.3	(100.0)%
Development sales revenue	2.7	4.4	(38.6)%
Unimproved/other property sales revenue	15.5	5.7	3X
Total revenue	$18.2	$47.4	(61.6)%
Operating profit before joint ventures	$9.9	$3.9	3X
Earnings from joint ventures	1.5	0.7	2X
Total operating profit	$11.4	$4.6	2X
Operating profit margin	62.6%	9.7%

	Nine Months Ended September 30,
(dollars in millions)	2014	2013	Change
Improved property sales revenue	$64.1	$52.2	22.8%
Development sales revenue	19.0	4.4	4X
Unimproved/other property sales revenue	27.5	7.6	4X
Total revenue	$110.6	$64.2	72.3%
Operating profit before joint ventures	$70.5	$4.5	16X
Earnings from joint ventures	1.0	1.8	(44.4)%
Total operating profit	$71.5	$6.3	11X
Operating profit margin	64.6%	9.8%
Third quarter 2014: Revenue and operating profit were $18.2 million and $11.4 million, respectively, and were principally driven by the sales of a hotel-zoned parcel at the Wailea Resort, a Kahala Avenue home, and three non-core parcels on Maui. Operating profit also included the sales of nine joint venture resort residential units (two on Kauai, one on Maui and six on Hawaii Island), partially offset by joint venture expenses.
First nine months 2014: Revenue and operating profit were $110.6 million and $71.5 million respectively, and included the third quarter parcel and lot sales described above, the sale of a Maui commercial property and recognition of deferred revenue associated with the sale of three Mainland commercial properties in the fourth quarter of 2013. Operating profit also included the sales of 24 joint venture resort residential units (ten on Kauai, two on Maui, and 12 on Hawaii Island), partially offset by joint venture expenses.
Third quarter 2013: Revenue was $47.4 million and was related primarily to the sales of two commercial properties on the Mainland, a non-core Maui parcel, and a residential parcel on Oahu. Operating profit was $4.6 million and also included development fees, interest income, and seven joint venture resort residential sales (two on Kauai, one on Maui, and four on Hawaii Island), as well as a $6.3 million non-cash write down recognized in connection with the Company taking control of The Shops at Kukui'ula and $1.7 million of acquisition and due diligence costs related to the purchase of Pearl Highlands Center.
First nine months 2013: Revenue and operating profit were $64.2 million and $6.3 million, respectively, and, in addition to the drivers described for third quarter 2013, included the sale of a California commercial property and a non-core Maui parcel. Operating profit also included the sales of 21 joint venture resort residential units (seven on Kauai, six on Maui, and eight on Hawaii Island), partially offset by The Shops at Kukui'ula non-cash write down described above, due diligence costs related to acquisition activities and joint venture expenses.

NATURAL MATERIALS & CONSTRUCTION
On October 1, 2013, the Company completed its acquisition of Grace Pacific. Due to the impact of inclement weather and major holidays on available paving days, Grace typically will exhibit seasonal highs and lows in its operating results, with the first and fourth quarters of each calendar year usually posting lower results as compared to the second and third quarters.
Natural Materials & Construction - Three and nine months ended September 30, 2014

	September 30, 2014
(dollars in millions)	Three Months Ended	Nine Months Ended
Revenue	$58.4	$173.1
Adjusted operating profit[1]	$7.1	$21.0
Adjusted operating profit margin[1]	12.2%	12.1%
Operating profit	5.9	17.3
Operating profit margin	10.1%	10.0%
EBITDA[1]	$9.0	$27.6
Backlog at period end	$235.7	$235.7
The Natural Materials and Construction segment reported adjusted operating profit of $7.1 million1 for the third quarter, which excluded a negative $1.2 million non-cash impact from purchase price allocation adjustments, and generated $9.0 million1 of EBITDA.
For the first nine months of 2014, the segment reported adjusted operating profit of $21.0 million1, which excluded a negative $3.7 million non-cash impact from purchase price allocation adjustments, and generated $27.6 million1 of EBITDA. Backlog as of September 30, 2014 was $235.7 million, 8.1% higher than at the end of 2013.

AGRIBUSINESS
The quarterly results of the Agribusiness segment are subject to fluctuations from a number of factors, including the timing of sugar deliveries, which typically commence after the first quarter of each year. Additionally, each delivery is generally priced independently, which could result in significant variations in margins between deliveries. Accordingly, quarterly results are not indicative of the results that may be achieved for a full year.
Agribusiness - Third quarter 2014 compared with 2013

	Quarter Ended September 30,
(dollars in millions)	2014	2013	Change
Revenue	$45.5	$35.9	26.7%
Operating profit (loss)	$(7.3)	$2.2	NM
Operating profit margin	NM	6.1%
Tons sugar produced	67,000	64,000	4.7%
Tons sugar sold (raw and specialty sugar)	75,200	35,800	2X

Agribusiness revenue for the third quarter of 2014 increased $9.6 million, or 26.7%, compared to the third quarter of 2013, due to an additional raw sugar shipment delivered in the quarter compared to last year. Operating profit for the third quarter of 2014 decreased $9.5 million, compared to the third quarter of 2013, due principally to lower prices for raw sugar sold. Operating profit was also lower due to the higher costs per ton of sugar produced than last year due to lower expected full-year production levels.
Sugar production for the third quarter of 2014 was higher than the third quarter of 2013 due to an increase in the number of acres harvested and slightly higher yields. Sugar volume sold was significantly higher in the third quarter of 2014, primarily due to the additional raw sugar shipment noted above.

Agribusiness - First nine months of 2014 compared with 2013

	Nine Months Ended September 30,
(dollars in millions)	2014	2013	Change
Revenue	$88.2	$94.1	(6.3)%
Operating profit (loss)	$(3.8)	$14.3	NM
Operating profit margin	NM	15.2%
Tons sugar produced	115,200	138,600	(16.9)%
Tons sugar sold (raw and specialty sugar)	116,400	72,200	61.2%
Agribusiness revenue for the first nine months of 2014 decreased $5.9 million, or 6.3%, compared with the first nine months of 2013. The decrease was due to lower charter revenue, as there were no outside charters during 2014, and lower specialty sugar revenue from lower volume sold, partially offset by higher raw sugar and power revenue due to higher volumes sold.

Operating profit for the first nine months of 2014 decreased $18.1 million compared to the first nine months of 2013. The decrease was primarily due to lower raw sugar margin principally resulting from lower prices and higher costs per ton stemming from lower full-year forecasted production, and lower molasses margin due to higher transportation costs. The decrease in operating profit was partially offset by gain on the sale of land that was previously used by the Kauai trucking operations.
Year to date sugar production was 16.9% lower in 2014 than in 2013, as extremely wet field conditions resulted in a lower number of acres harvested and lower yields. Sugar volume sold was 61.2% higher for the same period, primarily due to one additional raw sugar voyage completed year-to-date as compared to 2013.

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. is a Hawaii-based public company, with interests in real estate development, commercial real estate, agriculture, natural materials and infrastructure construction. With ownership of nearly 89,000 acres in Hawaii, A&B is the state’s fourth largest private landowner, and one of the state’s most active real estate investors. The Company manages a portfolio comprising five million square feet of leasable space in Hawaii and on the U.S. Mainland. It owns and operates the state’s only sugar plantation. A&B is also one of Hawaii’s largest natural materials companies and is the state’s largest paving contractor. Additional information about A&B may be found at www.alexanderbaldwin.com.
FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with pages 19-32 of Alexander & Baldwin, Inc.’s 2013 Form 10-K and other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.
_______________________________________________

[1]	See pages 11 to 13 for a discussion of management’s use of non-GAAP financial measures and required reconciliations from GAAP to non-GAAP measures.

USE OF NON-GAAP FINANCIAL MEASURES
Alexander & Baldwin, Inc. reports net income and diluted earnings per share in accordance with GAAP and on a non-GAAP basis. Reconciliations of the Company’s GAAP to non-GAAP financial measures for the three and nine months ended September 30, 2014 and 2013 are presented below.
The Company uses these non-GAAP financial measures when evaluating operating performance because management believes that the exclusion from net income of one-time advisory, legal, equity conversion and other expenses that were incurred to acquire Grace Pacific provides insight into the Company’s core operating results, future cash flow generation, and the underlying business trends affecting performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an additional means of evaluating ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that net income and diluted earnings per share attributable to A&B shareholders, net income are the most directly comparable GAAP measurements to adjusted net income and diluted earnings per share, adjusted net income, respectively.

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in millions)	2014	2013	2014	2013
Net income attributable to A&B shareholders	$10.2	$4.4	$52.8	$14.4
Professional service and other expenses incurred to acquire Grace Pacific, net of taxes	—	1.2	—	2.8
Adjusted net income	$10.2	$5.6	$52.8	$17.2

Diluted earnings per share, net income attributable to A&B shareholders	$0.21	$0.10	$1.07	$0.33
Professional service and other expenses incurred to acquire Grace Pacific, net of taxes	—	0.03	—	0.06
Diluted earnings per share, adjusted net income	$0.21	$0.13	$1.07	$0.39

The Company presents NOI, which is a non-GAAP measure derived from Real Estate Leasing revenue (determined in accordance with GAAP, less straight-line rental adjustments) minus property operating expenses (determined in accordance with GAAP). NOI does not have any standardized meaning prescribed by GAAP, and therefore, may differ from definitions of NOI used by other companies. The Company provides this information to investors as an additional means of evaluating ongoing core operations. NOI should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance, or as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. NOI is commonly used as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. NOI excludes general and administrative expenses, straight-line rental adjustments, interest income, interest expense, depreciation and amortization, and gains on sales of interests in real estate. The Company believes that the Real Estate Leasing segment’s operating profit after discontinued operations is the most directly comparable GAAP measurement to NOI. A reconciliation of Real Estate Leasing operating profit to Real Estate Leasing segment NOI is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in millions)	2014	2013	2014	2013
Real Estate Leasing segment operating profit before discontinued operations	$12.1	$11.2	$35.9	$32.7
Less amounts reported in discontinued operations (pre-tax)	—	(4.1)	(0.2)	(11.3)
Real Estate Leasing segment operating profit after subtracting discontinued operations	$12.1	$7.1	$35.7	$21.4
Adjustments:
Depreciation and amortization	6.8	6.0	21.0	17.8
Straight-line lease adjustments	(0.7)	(0.5)	(1.8)	(2.2)
General and administrative expenses	0.9	0.8	3.2	2.3
Discontinued operations	—	4.1	0.2	11.3
Real Estate Leasing segment NOI	$19.1	$17.5	$58.3	$50.6
Percent change over prior comparative period	9.1%		15.2%

The Company presents the non-GAAP measures of EBITDA, adjusted operating profit, and adjusted operating profit margin for the Natural Materials & Construction segment, which contain the results of Grace Pacific. The Company uses these non-GAAP financial measures when evaluating operating performance for the Natural Materials & Construction segment because management believes that EBITDA, adjusted operating profit, and adjusted operating profit margin provide insight into the segment’s core operating results, future cash flow generation, and the underlying business trends affecting performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an additional means of evaluating the segment’s ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that Natural Materials & Construction operating profit is the most directly comparable GAAP measurement to the segment's EBITDA and adjusted operating profit. A reconciliation of segment operating profit to EBITDA, adjusted operating profit, and adjusted operating profit margin follows:

	Three Months Ended	Nine Months Ended
(dollars in millions)	September 30, 2014	September 30, 2014
Operating profit	$5.9	$17.3
Depreciation & amortization expense	3.7	12.3
Income attributable to non-controlling interest	(0.6)	(2.0)
EBITDA	$9.0	$27.6

Operating profit	$5.9	$17.3
Impact of purchase price allocation	1.2	3.7
Adjusted operating profit	$7.1	$21.0
Revenue	$58.4	$173.1
Adjusted operating profit margin	12.2%	12.1%

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED INDUSTRY SEGMENT DATA, NET INCOME
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Revenue:	2014	2013	2014	2013
Real Estate*:
Leasing	$31.3	$27.5	$93.5	$80.0
Development and Sales	18.2	47.4	110.6	64.2
Less amounts reported in discontinued operations	—	(46.0)	(70.3)	(78.0)
Natural Materials and Construction	58.4	—	173.1	—
Agribusiness	45.5	35.9	88.2	94.1
Total revenue	$153.4	$64.8	$395.1	$160.3

Operating profit, net income:
Real Estate*:
Leasing	$12.1	$11.2	$35.9	$32.7
Development and Sales	11.4	4.6	71.5	6.3
Less amounts reported in discontinued operations	—	(11.8)	(56.1)	(23.3)
Natural Materials and Construction	5.9	—	17.3	—
Agribusiness	(7.3)	2.2	(3.8)	14.3
Total operating profit	22.1	6.2	64.8	30.0
Interest expense	(7.2)	(4.2)	(21.6)	(11.7)
General corporate expenses	(3.9)	(3.4)	(13.5)	(11.5)
Reduction in KRS II carrying value	(15.1)	—	(15.1)	—
Grace Pacific acquisition costs	—	(2.0)	—	(4.5)
Income (loss) from continuing operations before income taxes	(4.1)	(3.4)	14.6	2.3
Income tax expense (benefit)	(14.9)	(0.6)	(5.9)	2.1
Income (loss) from continuing operations	10.8	(2.8)	20.5	0.2
Income from discontinued operations, net of income taxes	—	7.2	34.3	14.2
Net income	10.8	4.4	54.8	14.4
Income attributable to non-controlling interest	(0.6)	—	(2.0)	—
Net income attributable to A&B shareholders	$10.2	$4.4	$52.8	$14.4

Basic earnings (loss) per share attributable to A&B shareholders:
Continuing operations	$0.21	$(0.06)	$0.38	$—
Net income	$0.21	$0.10	$1.08	$0.33

Diluted earnings (loss) per share attributable to A&B shareholders:
Continuing operations	$0.21	$(0.06)	$0.38	$—
Net income	$0.21	$0.10	$1.07	$0.33

Weighted average number of shares outstanding:
Basic	48.8	43.1	48.7	43.1
Diluted	49.3	43.8	49.2	43.7

* Prior period amounts adjusted for amounts treated as discontinued operations.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(In Millions, Unaudited)

	September 30, 2014	December 31, 2013
Assets
Current assets	$175.0	$171.4
Investments in affiliates	348.6	341.4
Real estate developments	254.4	249.1
Property, net	1,263.6	1,273.7
Intangible assets, net	64.3	74.1
Goodwill	102.9	99.6
Other assets	86.4	75.9
	$2,295.2	$2,285.2

Liabilities & equity
Current liabilities	$149.3	$218.2
Long-term debt, non-current portion	637.9	605.5
Deferred income taxes	194.6	188.7
Accrued pension and post-retirement benefits	31.0	37.3
Other non-current liabilities	52.8	60.7
Equity	1,229.6	1,174.8
	$2,295.2	$2,285.2

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CASH FLOW TABLE
(In Millions, Unaudited)

	Nine Months Ended September 30,
	2014	2013

Cash flows from in operating activities:	$3.3	$(109.4)

Cash flows from investing activities:
Capital expenditures for property, plant and equipment	(27.3)	(102.9)
Capital expenditures related to 1031 commercial property transactions	—	(25.3)
Proceeds from investment tax credits and grants related to Port Allen Solar Farm	4.5	—
Proceeds from disposal of property and other assets	8.5	2.3
Proceeds from disposals related to 1031 commercial property transactions	86.4	17.5
Payments for purchases of investments in affiliates	(37.9)	(35.9)
Proceeds from investments in affiliates	14.4	3.3
Change in restricted cash associated with 1031 transactions	(15.2)	7.8
Cash acquired through consolidation of The Shops at Kukui'ula	—	0.3
Net cash provided by (used in) investing activities	$33.4	$(132.9)

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	$126.0	$428.0
Payments of long-term debt and deferred financing costs	(86.5)	(196.8)
Proceeds from (payments of) line-of-credit agreements, net	(64.5)	13.5
Dividends paid	(5.9)	—
Proceeds from issuance of capital stock and other, net	0.1	0.6
Net cash provided by (used in) financing activities	$(30.8)	$245.3
Net increase in cash and cash equivalents	$5.9	$3.0

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